UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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EOS PETRO, INC.

(Name of Registrant As Specified In Its Charter)

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EOS PETRO, INC.

1999 Avenue of the Stars

Suite 2520

Los Angeles, California 90067

(310) 552-1555

August 2, 2013

INFORMATION STATEMENT

PURSUANT TO SECTION 14 of the securities exchange act of 1934, as amended, and regulation 14c and schedule 14c thereunder

Pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and regulation 14C and Schedule C thereunder, this notice and information statement (this “Information Statement”) will be mailed out on or about August 2, 2013 (the “Mailing Date”) to the shareholders of record, as of July 22, 2013 (the “Record Date”), of Eos Petro, Inc., a Nevada corporation (hereinafter referred to as “we,” “us,” “our,” “Eos,” or the “Company”). This Information Statement is being circulated to advise the shareholders of action already approved and taken without a meeting by written consent of the shareholders who hold over two-thirds of the voting power of our common stock. Pursuant to Rule 14c-2 under the Exchange Act, the proposal set forth herein will not be effective until 20 days after the date this Information Statement is mailed to the shareholders; the Company anticipates that the proposal will become effective on or about August 22, 2013 (the “Effective Date”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT

TO SEND US A PROXY

The actions to be effective twenty days after the mailing of this Information Statement are as follows:

(1) Removal, without cause, of Gus Rahim as a Member of the Company’s Board of Directors.

Attached hereto for your review is an Information Statement relating to the above-described action. Please read this Information Statement carefully. It describes the essential terms of the action to remove the director, without cause. Additional information about the Company is contained in its reports filed with the United States Securities and Exchange Commission (the “SEC”). These reports, their accompanying exhibits and other documents filed with the SEC may be inspected without charge at the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such material may also be obtained from the SEC at prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding public companies that file reports with the SEC. Copies of these reports may be obtained from the SEC’s EDGAR archives at http://www.sec.gov/index.htm.

THIS IS NOT A NOTICE OF A MEETING OF SHAREHOLDERS AND NO SHAREHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the following action was taken by shareholders holding greater than two-thirds of the Company’s issued and outstanding common stock, to become effective on or about August 22, 2013. The action was taken by such shareholders without a meeting through written consent, in lieu of a meeting. The action taken by the shareholders was:

(1) Removal, without cause, of Gus Rahim as a Member of the Company’s Board of Directors.

The action described above was approved by shareholders holding greater than two-thirds of our issued and outstanding common stock as of July 22, 2013. Accordingly, July 22, 2013 is the Record Date for determining the shareholders entitled to notice of the foregoing corporate action.

This Information Statement has been prepared by our management, and the entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

THIS IS NOT A NOTICE OF A MEETING OF SHAREHOLDERS AND NO SHAREHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN

Shareholders of record at the close of business on July 22, 2013, are entitled to notice of the foregoing action to be effective on or about August 22, 2013. Each share of our common stock entitles its holder to one vote on each matter submitted to shareholders. However, because the shareholders holding greater than two-thirds of the voting rights of all outstanding shares of common stock as of the Record Date voted in favor of the foregoing action by written consent, and having sufficient voting power to approve such proposal through their ownership of the common stock, no other consents will be solicited in connection with this Information Statement.

Only one Information Statement shall be delivered to multiple security holders sharing an address, unless contrary instructions have been received by the Company. The Company will deliver, promptly upon written or oral request, a separate copy of the Information Statement, to a security holder at a shared address to which a single copy was delivered and will provide instructions to any such security holder as to how they can notify the Company of their wish to receive separate copies in the future.

The elimination of the need for a meeting of the shareholders to approve this action is made possible by the provisions of the Nevada Revised Statutes (“NRS”), which allows for an action without a meeting of the shareholders if there is a written consent by at least a majority of the voting power, except that if a different proportion of voting power is required for an action at a meeting, then that proportion of written consents is required. An action to remove a director must be approved by two-thirds of our voting power pursuant to the NRS.

In order to eliminate the costs involved in holding a special meeting of our shareholders, we decided to utilize the written consent of the holders of two-thirds of our voting securities.

This Information Statement is circulated to advise the shareholders of action already approved by written consent of the shareholders who hold greater than two-thirds of the voting power of our capital stock.

By Order of the Board of Directors

/s/ Nikolas Konstant
Nikolas Konstant
Chairman of the Board and Chief Financial Officer
Los Angeles, California
August 2, 2013

INFORMATION ABOUT THE COMPANY

THE COMPANY

We are primarily in the business of acquiring, exploring and developing oil and gas-related assets. We also market the Safe Cell Tab product line, which consists of products designed to protect users against the potentially harmful and damaging effects of electromagnetic radiation or electromagnetic fields emitted from electrical devices.

Safe Cell Tab, Inc. was organized in British Columbia during 1996. We were originally organized in 2007 in Nevada to serve as a vehicle for the re-organization and spin-off of Safe Cell Tab, Inc.’s business of marketing the Safe Cell Tab product line, and exist as its successor in interest. We have since been in the business of marketing the Safe Cell Tab product line. The Safe Cell Tab is a small, thin, oval shaped device designed specifically to help protect users of cell phones, cordless phones, laptops, microwaves and any other hand held devices from the potentially harmful and damaging effects of electromagnetic radiation or EMF’s, which are emitted from these electrical devices.

On October 12, 2012, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), entered into by and between us, Eos Global Petro, Inc. (“Eos Global”), and Eos Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Eos (“Merger Sub”), dated July 16, 2012, Merger Sub merged into Eos Global, with Eos Global being the surviving entity (the “Merger”). As a result of the Merger, Eos Global became our wholly-owned subsidiary. Upon the closing of the Merger, each issued and outstanding share of common stock of Eos Global was automatically converted into the right to receive one share of our Series B preferred stock. On May 20, 2013, pursuant to the filing of an amendment to our articles of incorporation, we effectuated the automatic conversion of all outstanding shares of our Series B preferred stock into shares of our common stock on a 1:1 ratio.

After the Merger, Nikolas Konstant, our Chairman of the Board and Chief Financial Officer, acquired control of Eos. His 32,500,100 shares represented approximately 71.57% of our issued and outstanding voting securities as of the Record Date.

Eos Global was incorporated in Delaware on May 2, 2011. On June 6, 2011 Eos Global acquired a 100% working interest and 80% net revenue interest in five land leases in Edwards County, Illinois (the “Works Property”) which have historically produced oil since 1940.

Eos Global is the 100% owner of two subsidiaries, Plethora Energy, Inc. (“Plethora Energy”) and Eos Petro Australia Pty Ltd., an Australian company, as well as the 90% owner of Eos Atlantic Oil & Gas Ltd., a Ghanaian company (“EAOG”). The other 10% of EAOG is owned by one of our Ghanaian-based consultants.

While we will continue our Safe Cell Tab business for the foreseeable future, our principal focus will be on our oil and gas-related business. For our oil and gas-related business, our aim is to explore, develop and produce oil, gas and other energy resources. Our strategy involves exploiting our existing asset base and acquiring new hydrocarbon reserves, resources and exploration acreage, where opportunities exist to enhance value, while assembling professional teams to use the latest technologies to explore for oil and gas. Commercial discoveries will be appraised and then, where deemed economic, and assuming the availability of the necessary financing, progressed through to the production stage. We anticipate that the cash flow generated from production will be reinvested in exploration and further development of oil and gas properties. In order to execute this strategy, after acquiring our first oil producing domestic property, the Works Property, we have applied to obtain rights to an oil concession in Africa. We are also evaluating other domestic and foreign properties for potential acquisitions.

We have various agreements with consultants to help us obtain rights in Africa, and have had several companies express interest in becoming our operator should we obtain an oil concession in Africa. Plethora Energy, is presently focusing on obtaining rights to one oil concession located off the coast of Ghana. Laws in Ghana require that any application for a Ghanaian oil concession come from a Ghanaian company, so we also formed EAOG to pursue other concessions in Ghana. No assurance can be given that any concession application will be approved.

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CURRENT DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth the names and ages of all persons serving as directors and executive officers of the Company prior to the action described herein to remove Gus Rahim from his position as a member of the Board of Directors. The table also sets forth the principal positions within the Company held by such persons and the date such persons became a director or executive officer. Our directors currently have terms which will end at our next annual meeting of the stockholders or until their successors are elected and qualify, subject to their death, resignation or removal. Officers serve at the discretion of the board of directors.

Name	Position and Date of Inception	Age

Nikolas Konstant	Chief Financial Officer and Chairman of the Board as of October 12, 2012	53
Martin B. Oring	Director as of October 12, 2012 and Chief Executive Officer and President as of June 23, 2014	67
John R. Hogg	Director as of October 12, 2012	53
John Mitola	Director and Corporate Secretary as of October 12, 2012	47
Gus Rahim	Director as of August 10, 2007	52

Biographical Information

Nikolas Konstant. Mr. Konstant became our President, Chief Executive Officer, Chief Financial Officer and Chairman in connection with the closing of the Merger Agreement. On June 23, 2013, he resigned as our President and Chief Executive Officer. He also has served as the Chairman of Eos Global Petro, Inc. since 2011. Mr. Konstant has more than 17 years of experience as a merchant financier, investor and advisor to public and private companies on mergers and acquisitions, capital formation and balance sheet restructurings. Mr. Konstant has been providing equity and debt financing for public and private companies for over 17 years as a merchant financier. Previously, Mr. Konstant was the managing director of NCVC, LLC, a $200 million venture capital fund and indirect subsidiary of Nightingale Conant. While at NCVC, Mr. Konstant provided equity for the Wolfgang Puck Food Company, Nutrition for Life (which was the number one stock on NASDAQ in the year of 1996), On Stage Entertainment, Platinum Technologies and several other public companies. Previously, Mr. Konstant founded nanoUniverse, PLC (AIM: NANO), co- founded Electric City Corporation (currently known as Lime Energy Co.) (NASDAQ: LIME) and co- founded Advanced Cell Technology, Inc. (OTCBB: ACTC). Mr. Konstant has been a board member of Nightingale Conant, On Stage Entertainment, UCLA Board of Governors and on the board of the investment Subcommittee of Cedars Sinai Hospital. Mr. Konstant also served on the Cedars Sinai Board of Governors for many years. Mr. Konstant is also the Chairman of DreamWorks Children of the World a charitable organization for Children of the World. Mr. Konstant attended Harvard Business School and has several certificates from HBS and the University of Chicago in addition a degree of Calculus from Barstow College. He is semi fluent in Greek, semi fluent in Italian and French. He is presently studying Mandarin. Mr. Konstant is a Mason at the Menorah Lodge #523. Mr. Konstant was a member in YPO, the Young Presidents Organization, since 1998 with the Belair Chapter in Los Angeles California. As a financier, investor and advisor, we believe that Mr. Konstant will contribute his leadership skills, knowledge and finance background, and business experience to our board of directors. In addition, we believe that Mr. Konstant’s membership on our board of directors will help to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to board heterogeneity.

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Martin B. Oring. Mr. Oring became a member of our board of directors in connection with the closing of the Merger Agreement, and became our president and Chief Executive Officer on June 23, 2013. He has been a member of the board of directors of Searchlight Minerals Corp. since October 6, 2008 and its President and Chief Executive Officer since October 1, 2010. Mr. Oring, a senior financial/planning executive, has served as the President of Wealth Preservation, LLC, a financial advisory firm that serves high-net-worth individuals, since 2001. Since the founding of Wealth Preservation, LLC in 2001, Mr. Oring has completed the financial engineering, structuring, and implementation of over $1 billion of proprietary tax and estate planning products in the capital markets and insurance areas for wealthy individuals and corporations. From 1998 until 2001, Mr. Oring served as Managing Director, Executive Services at Prudential Securities, Inc., where he was responsible for advice, planning and execution of capital market and insurance products for high-net-worth individuals and corporations. From 1996 to 1998, he served as Managing Director, Capital Markets, during which time he managed Prudential Securities’ capital market effort for large and medium-sized financial institutions. From 1989 until 1996, he managed the Debt and Capital Management group at The Chase Manhattan Corporation as Manager of Capital Planning (Treasury). Prior to joining Chase Manhattan, he spent approximately eighteen years in a variety of management positions with Mobil Corporation, one of the world’s leading energy companies. When he left Mobil in 1986, he was Manager, Capital Markets & Investment Banking (Treasury). Mr. Oring is also currently a director and chief executive officer of PetroHunter Energy Corporation, and was previously a director of Parallel Petroleum Corporation, each of which is a publicly traded oil and gas exploration and production company. He also serves as a director of Falcon Oil & Gas Australia Limited, a subsidiary of Falcon Oil & Gas Ltd., an international oil and gas exploration and production company, headquartered in Denver, Colorado, which trades on the TSX Venture Exchange. Mr. Oring has served as a Lecturer at Lehigh University, the New York Institute of Technology, New York University, Xerox Corporation, Salomon Brothers, Merrill Lynch, numerous Advanced Management Seminars, and numerous in-house management courses for a variety of corporations and organizations. He has an MBA Degree in Production Management, Finance and Marketing from the Graduate School of Business at Columbia University, and a B.S. Degree in Mechanical Engineering from Carnegie Institute of Technology. As a financial planner and an executive with experience in banking and finance, we believe that Mr. Oring will contribute his leadership skills, knowledge and finance background, and business experience to our board of directors. In addition, we believe that Mr. Oring’s membership on our board of directors will help to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to board heterogeneity.

John R. Hogg. Mr. Hogg became a member of our board of directors in connection with the closing of the Merger Agreement. He has over three decades of oil exploration and operations expertise, both in government negotiations and direct domestic negotiations, as well as in both onshore and offshore hydrocarbon projects. He has been involved with several substantial hydrocarbon discoveries totaling 1.5 trillion cubic feet of gas and more than 50 million barrels of oil. Since 2007 through the present, Mr. Hogg has served as the Vice President of Exploration and Operation and an officer s at MGM Energy Corporation, where he manages all exploration and delineation efforts on MGM assets on the Mackenzie Delta and in the Norman Wells area of the Central Northwest Territories. He is also responsible for the reserves and resources of MGM’s Health Safety and Environmental Committee and the Audit Committee. Since 2008, Mr. Hogg has also served as a Director for Windsor Energy Inc., a private company exploration for hydrocarbons in Eastern Canada. From 2006 to 2007 Mr. Hogg worked as the Manager of New Ventures and Frontier Exploration for ConocoPhillips Canada, where his responsibilities included managing a staff of 40 geoscientists and engineers, managing an exploration program with eight million acres of land and building a portfolio of new play opportunities for the Senior Exploration Management, Canadian Arctic Business Unit and Canadian Leadership Teams. Mr. Hogg has focused on direct exploration and the production of assets throughout his career, including as Manager of New Ventures for Encana Corp from 2004 to 2005 and as Team Lead and Geological Specialist for Petro-Canada, Inc. from 1988 to 1997. His past work has also led him to senior roles with world-class exploration companies, including Gulf Resources and Husky Oil. He has had the opportunity and direct responsibility for several significant capital exploration programs. Mr. Hogg has received awards for his work throughout his distinguished career, the most recent of which was honorary member status from the American Association of Petroleum Geologists. Mr. Hogg has also been involved with influential industry trade associations, including acting as the president of the Canadian Society of Petroleum Geologists in 2003 and as vice president of the American Association of Petroleum Geologists. Mr. Hogg holds a B.Sc. in Geology from McMaster University and is registered as a Professional Geologist in Canada. As a person with executive and technical experience in the oil industry, we believe that Mr. Hogg will contribute his leadership skills, knowledge and oil industry background, and business experience to our board of directors. In addition, we believe that Mr. Hogg’s membership on our board of directors will help to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to board heterogeneity.

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John Mitola. Mr. Mitola became a member of our board of directors in connection with the closing of the Merger Agreement. He is the President and CEO of Plethora Energy and is our Corporate Secretary. Since 2008, he has served as President and director of Juhl Wind, Inc., one of the longest standing wind power development companies in the United States, and a leader in the development of community wind farms. Mr. Mitola has presided over the structuring of $240 million in project financing required to fund the full-scale development and construction of eight wind farms in Minnesota and Nebraska. Prior to his position with Juhl Wind, Mr. Mitola was a managing partner with Kingsdale Capital International, a private equity and capital advisory firm that specialized in merchant banking, leveraged buyouts and corporate finance in the renewable energy industry. He currently owns and operates Quantum Advisors, LLC, a firm specializing in the structuring and startup of new enterprises in the energy, environmental and transportation fields. Mr. Mitola served as Chairman of the Illinois Toll Highway Authority from 2003 to 2009. The Illinois State Toll Highway Authority is one of the largest agencies in Illinois and is one of the largest transportation agencies in North America. From 2000 to 2006, Mr. Mitola served as the Chief Executive Officer and as a director of Electric City Corp., a publicly-traded company specializing in energy efficiency systems. From 1997 to 1999, Mr. Mitola served as the Vice President and General Manager of Exelon Thermal Technologies, a subsidiary of Exelon Corp, which designed and built alternative energy systems. From 1990 until his move to Electric City Corp, Mr. Mitola served in other various leadership roles at Exelon Thermal Technologies. Mr. Mitola also serves as a board member of IDO Security Inc., a publicly traded company. He is a member of the American Society of Heating, Refrigerating and Air-Conditioning Engineers and the Association of Energy Engineers. His community affiliations include membership in the Economic Club of Chicago, City Club of Chicago, Union League Club and the governing board of the Christopher House Board of Directors. He is also a member of the boards of Scholarship Chicago, the Illinois Council Against Handgun Violence and the Illinois Broadband Development Council. Mr. Mitola received his B.S. degree in engineering from the University of Illinois at Urbana-Champaign and J.D. from DePaul University College of Law. As a person with finance experience and executive and technical experience in the energy industry, we believe that Mr. Mitola will contribute his leadership skills, knowledge, finance and energy industry background, and business experience to our board of directors. In addition, we believe that Mr. Mitola’s membership on our board of directors will help to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to board heterogeneity.

Gus Rahim. Mr. Rahim is a longstanding member of our board and, prior to the closing of the Merger Agreement, was our Chief Executive Officer and Chief Financial Officer. He has owned and served as President of the Ontario Driving School of London Inc. since 1982, and of Payless Auto Leasing and Sales Inc. since 1985. He was the owner and General Manger of Canadian Centre for Decision Driving (CCDD) from 2004 to 2007. Mr. Rahim is also the founding member of the Truck Training Schools Association of Ontario in 1993 and presently serves as a board member and past President. Additionally, in 2005, he served as a board member of The Road Safety Association for one year. He is an active member of the Ontario Safety League. He also served as the President and Chairman of the Board of Claremont Technologies Corp from 2005 to 2006. As a person with executive business experience, we believe that Mr. Rahim will contribute his leadership skills, knowledge and business background, and business experience to our board of directors. In addition, we believe that Mr. Rahim’s membership on our board of directors will help to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to board heterogeneity.

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Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws (except where not subsequently dismissed without sanction or settlement), or from engaging in any type of business practice, or a finding of any violation of federal or state securities laws. To the best of our knowledge, no petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of any of our directors or officers, or any partnership in which any of our directors or officers was a general partner at or within two years before the time of such filing, or any corporation or business association of which any of our directors of officers was an executive officer at or within two years before the time of such filing. Except as set forth in our discussion below in “Transactions with Related Persons,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Family Relationships

There are no family relationships among our directors or officers.

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Compensation of Directors and Executive Officers”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arms-length transactions.

Transactions with Mr. Konstant

Our principal offices were located at 2049 Century Park East, Suite 3670, in Los Angeles, California until December 27, 2012. We subleased this approximately 2,000 square feet of space pursuant to an oral agreement with Princeville Group LLC (“Princeville”), an affiliate of Mr. Konstant, which in turn had an agreement to lease the space from an unaffiliated third party. Princeville paid $4,000 a month to the unaffiliated party, and we in turn paid $4,000 a month to Princeville. This oral lease was terminated on December 27, 2012. During the year ended December 31, 2012, Mr. Konstant paid $40,000 on behalf of the Company for the rental of this property.

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Eos has issued 32,500,100 restricted shares of Eos common stock to Plethora Enterprises, LLC (“Plethora Enterprises”) on behalf of Mr. Konstant in a series of four transactions. The 32,500,100 shares were issued by Eos Global and then converted into shares of Eos in the Merger:

•	On May 2, 2011, Eos Global issued the first 1,100 restricted shares of Eos Global’s common stock to Plethora Enterprises per action by written consent of the sole stockholder in consideration for $10.00.
•	On May 3, 2011 Eos Global entered into a Contribution Agreement with Plethora Partners, LLC. Upon consummation of the agreement, Eos Global issued 24,999,000 restricted shares of Eos Global’s common stock to Plethora Enterprises. Furthermore, pursuant to the terms of the agreement, upon completion of the transaction to acquire the Works Property, Eos Global issued 6,500,000 restricted shares of Eos Global’s common stock to Plethora Enterprises.
•	On February 16, 2012 Eos Global entered into an agreement with Vatsala Sharma in order to obtain a $400,000 bridge loan. In order to secure the loan, Nikolas Konstant pledged and guaranteed some of his personal assets. As consideration for the security, Eos Global issued to Plethora Enterprises 1,000,000 restricted shares of Eos Global’s common stock.

Mr. Konstant has also personally guaranteed and indemnified certain obligations of Eos Global:

•	On October 24, 2011, Nikolas, jointly and severally with Eos Global, signed a promissory note to obtain a $200,000 loan from RT Holdings, LLC.
•	On February 16, 2012, Eos Global executed a series of documents with Vatsala Sharma in order to secure a $400,000 bridge loan. This amount was subsequently amended to $600,000. Mr. Konstant personally guaranteed the loan and pledged some of his personal assets.
•	On June 18, 2012, Eos Global entered into a bridge loan agreement to obtain a $350,000 loan from Vicki Rollins. Mr. Konstant agreed to personally indemnify Ms. Rollins against certain losses arising out of Eos Global’s behavior, including Eos Global’s failure to apply funds to pay off the loan in the event of a default.
•	On August 2, 2012, Eos Global executed a series of documents with 1975 Babcock Road, LLC in order to secure and personally guarantee a loan and an office lease..

On September 24, 2012, Eos Global entered into a Consulting Agreement with Plethora Enterprises. Plethora Enterprises agreed to provide various kinds of consulting support and advisory services to Eos Global. Plethora Enterprises further agreed to serve as a strategic advisor to Eos Global, to be in addition to Mr. Konstant’s services as a member and chairman of the board of directors. The initial term of the agreement is sixty months from September 24, 2012, but, unless either of the parties delivers a notice of termination, on the last day of each month of the term, the term shall be extended for an additional month so that, absent the delivery of a notice of termination, the term shall perpetually be sixty months. In the event of any termination by Eos Global, within 30 days of the effective date of such termination, Eos Global must pay to Plethora Enterprises a termination fee equal to the product of 36 and the arithmetic mean of the Monthly Fee, as that term is defined below.

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In exchange for Plethora Enterprises’ services, Eos Global agreed to compensate Plethora Enterprises commencing in September 2012 a monthly fee (the “Monthly Fee”). The Monthly Fee is initially $30,000 per month, provided, however, that payment of the Monthly Fee shall be deferred, but not abated, until the first month following the month in which Eos has either: (a) successfully raised and funded a cumulative total of at least $2.5 million in corporate equity; or (b) become cash flow positive on a monthly basis for at least two consecutive months. For the purposes of the next sentence, each month the EBITDA of Eos Global for the 12-month period (the “LTM”) ended two months prior to the month of calculation. In the month in which the EBITDA of Eos for the LTM meets or exceeds any of $6 million, $12 million or $20 million, the Monthly Fee shall be adjusted to equal one-twelfth of ten percent of the LTM EBITDA. Such adjusted Monthly Fee shall remain in effect unless and until the LTM EBITDA rises or falls below the next higher or lower LTM EBITDA provided above, provided that the Monthly Fee shall in no event be reduced below $30,000. Once deferred Monthly Fees become payable, the amount of such deferred Monthly Fees will be paid in equal monthly installments of $15,000, in addition to the then-applicable Monthly Fee until all deferred Monthly Fee amounts have been paid in full. In addition to the monthly fee, Eos Global shall pay Plethora Enterprises a fee based on the growth of Eos Global: concurrent with the closing of any acquisitions, Eos shall pay to Plethora Enterprises a fee equal to 1% of the aggregate consideration paid in such acquisition (which includes debt assumed), with a minimum fee of $60,000 per acquisition, regardless of the size of the acquisition. Such a success fee was paid upon the closing of the Merger. As of December 31, 2012, the Company owed Plethora Enterprises $97,000 as deferred compensation..

Eos also has an unsecured non-interest bearing related party loan in the amount of $40,000 as of December 31, 2012. This advance was from Nikolas Konstant for the rental of the property located at 2049 Century Park East, referenced above. The loan is non-interest bearing and it is due on demand.

Transactions with other Related Parties

On August 29, 2011, Eos Global incurred $10,750 each from EAOG and Plethora Bay Oil & Gas Limited, a Ghanaian Company (“PBOG”). EAOG is owned 90% by Eos Global, and PBOG is owned 90% by Plethora Oil and Gas Limited, a company which in turn is 100% owned by Nikolas Konstant. The other 10% of EAOG and PBOG are owned by one of our Ghanaian-based consultants.

On October 3, 2011, Eos Global entered into an Exclusive Business Partner and Advisory Agreement with Baychester Petroleum (“Baychester”), which owns a 10% minority interest in EAOG and PBOG. Pursuant to the agreement, Eos Global agreed to pay Baychester a monthly consulting fee of $10,000. Furthermore, if either PBOG or EAOG is granted a concession in West Africa, Baychester will be issued 5,000,000 shares of our common stock. Baychester is also entitled to a bonus fee if Eos Global consummates a business arrangement with a third party as a result of Baychester’s introduction or contract.

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Eos Global also entered into an agreement with Quantum Capital Advisors, LLC (“Quantum”) on July 1, 2012 (the “Quantum Agreement”). Quantum’s managing member is John Mitola. Mr. Mitola also serves on the Board of Directors of Eos and is the President and CEO of Plethora Energy. Commencing in the first month following the earlier to occur of (i) Eos Global successfully raising a minimum of $2.5 million in equity financing; or (ii) Eos Global becoming cash flow positive on a monthly basis, Eos Global agreed pay Quantum a monthly fee of $5,000 per month, payable on the 15th day of each month (the “Monthly Retainer”). If the agreement has not been terminated by July 1, 2014 and Eos Global is cash flow positive at that time, the Monthly Retainer shall increase to $8,000 per month. Any Monthly Retainer payments to Quantum shall constitute prepayment of any success fee owed to Quantum. Quantum shall receive such success fees for providing services in support of certain future acquisition and/or financing projects of Eos Global, the parameters of which shall be laid out Eos Global. Eos Global also agreed to grant Quantum a total of 200,000 shares of Eos’ common stock. Eos already issued Quantum 150,000 restricted shares of the Eos’ common stock. The remaining 50,000 shares will vest if the Quantum Agreement has not been terminated by December 31, 2013.

On June 23, 2013, Eos entered into an Employment Agreement with Martin Oring, pursuant to which Mr. Oring agreed to become the President and CEO of Eos. Pursuant to the agreement, Wealth Preservation, LLC, a company owned by Mr. Oring, received 600,000 warrants to purchase common stock of Eos at an exercise price of $2.50. The warrants expire on July 31, 2018. Commencing on July 31, 2013, 50,000 warrants will vest at the end of each month, so long as Mr. Oring’s Employment Agreement is still in effect. Any warrants which have not yet vested at the time Mr. Oring’s Employment Agreement is terminated shall cease to vest.

Director Independence

We have five members of our board and do not have a separately designated audit, compensation or nominating committee of our board. The functions customarily delegated to these committees are performed by our full board. We are not a “listed company” under SEC rules and are therefore not required to have separate committees comprised of independent directors.

We anticipate that the board will form committees and adopt related committee charters, including an audit committee, corporate governance and nominations committee and compensation committee.

We believe that John R. Hogg is “independent,” and that Nikolas Konstant, John Mitola, Martin Oring and Gus Rahim are not “independent,” as that term is defined in Section 5605 of the NASDAQ Marketplace Rules.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance for the Fiscal Year ended December 31, 2012

John Mitola, one of our directors and our Secretary, did not file on a timely basis: (1) a Form 3 when he became a director and officer of the Company on October 12, 2012; and (2) a Form 4 for 50,000 shares of the Company’s Series B Preferred Stock he acquired on December 31, 2012. The Form 3 was filed on October 24, 2012 and the Form 4 was filed on January 10, 2013.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our named executive officers (“Named Executive Officers”) for the fiscal years ended December 31, 2011 and December 31, 2012. Subsequent to the end of the fiscal year ended December 31, 2012, Eos entered in to a new executive compensation agreement with Martin Oring, discussed above under the section entitled “Related Party Transactions.”

Name and Principal Position	Year	Salary		Bonus		Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation		Total

Gus Rahim Director, former CEO	2012	$0		$0		$0		$0		$0	$0	$0		$0
	2011	$0		$0		$0		$0		$0	$0	$0		$0
Nikolas Konstant Director, CEO	2012	$0		$60,000	(1)	$0		$0		$0	$0	$153,000	(1)(2)	$213,000
	2011	$0		$0		$0		$0		$0	$0	$457,510	(3)	$457,510
John Mitola Director, Secretary	2012	$8,000	(4)	$0		$11,200	(5)	$991	(6)	$0	$0	$0		$20,191
	2011	$0		$0		$0		$0		$0	$0	$0		$0

(1) On September 25, 2012, Eos Global entered into a Consulting Agreement with Plethora Enterprises. Mr. Konstant is the sole member of Plethora Enterprises. In exchange for Plethora Enterprises’ services, Eos Global agreed to compensate Plethora Enterprises commencing in September 2012 with a monthly fee (the “Monthly Fee”). The Monthly Fee is initially $30,000 per month, provided, however, that payment of the Monthly Fee shall be deferred, but not abated, until the first month following the month in which Eos Global has either: (a) successfully raised and funded a cumulative total of at least $2.5 million in corporate equity; or (b) become cash flow positive on a monthly basis for at least two consecutive months. For the purposes of the next sentence, each month the EBITDA of Eos Global for the 12-month period (the “LTM”) ended two months prior to the month of calculation. In the month in which the EBITDA of Eos Global for the LTM meets or exceeds any of $6 million, $12 million or $20 million, the Monthly Fee shall be adjusted to equal one-twelfth of ten percent of the LTM EBITDA. Such adjusted Monthly Fee shall remain in effect unless and until the LTM EBITDA rises or falls below the next higher or lower LTM EBITDA provided above, provided that the Monthly Fee shall in no event be reduced below $30,000. Once deferred Monthly Fees become payable, the amount of such deferred Monthly Fees will be paid in equal monthly installments of $15,000, in addition to the then-applicable Monthly Fee until all deferred Monthly Fee amounts have been paid in full. As of December 31, 2012, Eos owes Plethora Enterprises $97,000 in Monthly Fees, but such amount is deferred, but not abated. Plethora Enterprises is also entitled to a success fee based on successful completion of certain acquisitions. The success fee is percentage-based, but must be a minimum of $60,000 for covered acquisitions. Plethora Enterprises received a $60,000 success fee upon the closing of the Merger.

(2) In order to secure Eos Global’s $600,000 loan from Vatsala Sharma, Nikolas Konstant pledged and guaranteed some of his personal assets to secure the Sharma Loan. As consideration for Mr. Konstant’s pledge and guaranty, Eos Global issued to Plethora Enterprises, 1,000,000 restricted shares of Eos’ common stock, with a fair market value estimated at $56,000 on February 15, 2012, the date of grant. These shares were subsequently converted into 1,000,000 shares of the Company’s common stock subsequent to the Merger.

(3) Based on 31,500,100 shares of Eos’ common stock owned by Plethora Enterprises. The 31,500,100 shares were issued to Plethora Enterprises upon completion of the Merger in exchange for an equal number of shares of Eos Global’s common stock previously held by Plethora Enterprises. The $457,510 listed in the table above is based on estimates of the fair value of the stock Eos Global originally issued to Plethora Enterprises on the respective dates of grant: (1) on May 2, 2011, Eos Global issued the first 1,100 restricted shares of Eos' common stock to Plethora Enterprises in consideration for $10.00; (2) on May 3, 2011 Eos Global entered into a Contribution Agreement with Plethora Partners, LLC, a company of which Mr. Konstant is the managing member, pursuant to which Eos Global immediately issued 24,999,000 restricted shares of Eos Global's common stock to Plethora Enterprises, for an estimated fair value amount of $2,500; and (3) on May 3, 2011, also pursuant to the terms of the Contribution Agreement with Plethora Partners, LLC, Eos Global issued 6,500,000 restricted shares of Eos Global’s common stock to Plethora Enterprises for services related to Eos Global’s acquisition of an oil and gas property, where the value of Plethora Enterprises’ services was estimated to be $455,000.

(4) Under Mr. Mitola’s Director’s Agreement dated May 1, 2013, Mr. Mitola is entitled to receive $1,000 per month in arrears until such time as the Company becomes cash flow positive.

(5) Equal to the fair value on the date of grant of 200,000 shares of common stock, which vest in four equal installments as set forth below, pursuant to a Services Agreement with Quantum on July 1, 2012. Quantum’s managing member is John Mitola, who, at the time of execution of the agreement, was a member of the Board of Directors of Eos Global. Mr. Mitola also now serves on the Board of Directors of Eos and is the President and CEO of Plethora Energy. Commencing in the first month following the earlier to occur of (i) Eos Global successfully raising a minimum of $2.5 million in equity financing; or (ii) Eos Global becoming cash flow positive on a monthly basis, Eos Global agreed pay Quantum a monthly fee of $5,000 per month, payable on the 15th day of each month (the “Monthly Retainer”). If the agreement has not been terminated by July 1, 2014 and Eos Global is cash flow positive at that time, the Monthly Retainer shall increase to $8,000 per month. Any Monthly Retainer payments to Quantum shall constitute prepayment of any success fee owed to Quantum. Quantum shall receive such success fees for providing services in support of certain future acquisition and/or financing projects of Eos Global, the parameters of which shall be laid out by Eos Global. As stated above, Eos Global also agreed to grant Quantum a total of 200,000 shares of common stock of Eos, of which 150,000 shares have been issued. The remaining 50,000 shares will be issued if the Quantum Agreement is still in effect on December 31, 2013.

(6) Equal to the fair value on the date of grant of options to acquire 25,000 shares of common stock at an exercise price of $2.50. These options vested on May 1, 2012 and expire on May 1, 2015. The options were given to Mr. Mitola on May 1, 2012 in exchange for his services as a director of Eos.

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The following table provides information concerning outstanding equity awards for each of our Named Executive Officers outstanding as of December 31, 2012:

	Option Awards						Stock Awards
Name and Position	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested		Market value of shares of units of stock that have not vested		Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
John Mitola, corporate secretary	25,000	(1)	--	--	$2.50	May 1, 2015	--		--		--	--
	--		--	--	--	--	100,000	(2)	$472,000	(2)	--	--

(1) Consists of options to acquire 25,000 shares of common stock at an exercise price of $2.50. These options vested on May 1, 2012 and expire on May 1, 2015. The options were given to Mr. Mitola on May 1, 2012 in exchange for his services as a director of Eos Global.

(2) On July 1, 2012, Eos Global entered into a Services Agreement with Quantum. Quantum’s managing member is John Mitola. 200,000 shares of common stock total would be awarded to Quantum in four equal installments if he is continuing his services for Eos Global on four different dates. At the end of the fiscal year ended December 31, 2012, two of these dates had already passed, for which Quantum was awarded a total 100,000 shares of common stock. The remaining 100,000 shares shown in the able above will be awarded to Quantum on July 1, 2013 and December 31, 2013, provided the Services Agreement is still in effect at that time. The option to acquire the 200,000 shares was originally granted to Quantum prior to the date of the Merger, and on the date of the Merger converted into an option to acquire 200,000 shares of Series B Preferred Stock of Eos. Each share of Series B Preferred Stock was convertible into 800 shares of common stock of Eos. This, combined with the closing market price of the Company’s stock at December 31, 2012, which was $0.0059, leads to market value of the shares disclosed in the table above.

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The following table summarizes the compensation paid to our non-employee directors for the year ended December 31, 2012:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Martin B. Oring	$8,000 (2)	-	$991 (3)	-	-	$8,991
John R. Hogg	$8,000 (4)	-	$991 (5)	-	-	$8,991
James C. Lanshe	$4,500 (6)	-	$991 (7)	-	-	$5,491

(1) Messrs. Nikolas Konstant, John Mitola and Gus Rahim are directors, but they are not disclosed in this table, as their compensation has been disclosed in the two summary compensation tables immediately preceding this table for Named Executive Officers.

(2) Under Mr. Oring’s Director’s Agreement dated May 1, 2013, Mr. Oring is entitled to receive $1,000 per month in arrears until such time as the Eos becomes cash flow positive.

(3) Equal to the fair value on the date of grant of options to acquire 25,000 shares of common stock at an exercise price of $2.50. These options vested on May 1, 2012 and expire on May 1, 2015. The options were given to Mr. Oring on May 1, 2012 in exchange for his services as a director of Eos.

(4) Under Mr. Hogg’s Director’s Agreement dated May 1, 2013, Mr. Hogg is entitled to receive $1,000 per month in arrears until such times as Eos becomes cash flow positive.

(5) Equal to the fair value on the date of grant of options to acquire 25,000 shares of common stock at an exercise price of $2.50. These options vested on May 1, 2012 and expire on May 1, 2015. The options were given to Mr. Hogg on May 1, 2012 in exchange for his services as a director of Eos.

(6) Under Mr. Lanshe’s Director’s Agreement dated August 1, 2012, Mr. Lanshe was entitled to receive $1,000 per month in arrears until such times as the Company becomes cash flow positive. Mr. Lanshe resigned from the Company’s Board of Directors, and his Director’s Agreement was terminated, on December 17, 2012.

(7) Equal to the fair value on the date of grant of options to acquire 25,000 shares of common stock at an exercise price of $2.50. These options vested on August 1, 2012 and expire on August 1, 2015. The options were given to Mr. Lanshe on August 1, 2012 in exchange for his services as a director of Eos.

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Golden Parachute Compensation

No Named Executive Officers or directors are parties to any agreement concerning any type of “golden parachute” compensation as such term is used in Item 402(t) of Regulation S-K of the Securities Act of 1933, as amended.

Employment Agreements, Retirement Plans, Pension Plans and Saving Plans

Prior to entering into the Employment Agreement with Martin Oring discussed above in “Related Party Transactions” on June 23, 2013, we did not have any employees. We also do not have a retirement, pension or savings plan for management or employees at this time.

Compensation Committee

As of December 31, 2012, we had not established a compensation committee.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, certain information with respect to the common stock beneficially owned by (i) each director, nominee to the Board of Directors and executive officer of the Company; (ii) each person who beneficially owns more than 5% of the common stock; and (iii) all directors and executive officers as a group.

Except as otherwise indicated below, we believe the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Unless otherwise indicated, the principal address of each shareholder, director and listed executive officer is 1999 Avenue of the Stars, Suite 2520, Los Angeles, California 90067.

Name of Beneficial Owner – 5% or Greater Stockholders	Number of Shares Beneficially Owned (1)		Percentage of Shares Beneficially Owned (2)

Nikolas Konstant	32,500,100	(3)	71.57%

*Less than 1%

Name of Beneficial Owner – Management and Directors	Number of Shares Beneficially Owned (1)		Percentage of Shares Beneficially Owned (2)

Nikolas Konstant	32,500,100	(3)	71.57%
Martin B. Oring	125,000	(4)	*
John R. Hogg	25,000	(5)	*
John Mitola	175,000	(6)	*
Gus Rahim	10,600	(7)	*

Directors and officers as a group (five persons)	32,835,700		72.03%

*Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the SEC. A person is deemed the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days of the date of this Report, including but not limited to the right to acquire shares of common stock subject to options, warrants or convertible preferred stock. Unless otherwise indicated in the footnotes to this table, we believe stockholders named in the table will have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated, the shareholders, officers, directors and stockholders can be reached at our principal offices, located at 1999 Avenue of the Stars, Suite 2520, Los Angeles, California 90067.

(2) Percentage of ownership is based on 45,409,735 shares of common stock outstanding as of the Record Date. Shares of common stock subject to options or warrants, or which may otherwise be acquired within 60 days of the date of this Report, are deemed outstanding for computing the percentage ownership of the stockholder holding the options, warrants or other such right, but are not deemed outstanding for computing the percentage ownership of any other stockholder.

(3) Consists of 32,500,100 shares of common stock held by Plethora Enterprises, LLC, of which Mr. Konstant is the managing member. Mr. Konstant is our CFO and Chairman of the Board of Directors.

(4) Consists of options to acquire 25,000 shares of common stock at an exercise price of $2.50 and warrants to acquire 100,000 shares of common stock at an exercise price of $2.50. The options vested on May 1, 2012 and expire on May 1, 2015. Mr. Oring was awarded 600,000 warrants on June 23, 2013 pursuant to a CEO Employment Agreement. 50,000 warrants vest and become exercisable per month that the agreement remains in effect, commencing on July 31, 2013. Therefore, since Mr. Oring could acquire the common stock underlying 100,000 vested warrants and all 25,000 options within 60 days of this Information Statement, his ownership percentage is based on beneficially owning 125,000 shares of common stock. The options are held directly by Mr. Mitola, and the warrants are held by Wealth Preservation, LLC. Mr. Oring is a member of our board of directors and our Chief Executive Officer.

(5) Consists of options to acquire 25,000 shares of common stock at an exercise price of $2.50. These options vested on May 1, 2012 and expire on May 1, 2015. Mr. Hogg is a member of our board of directors.

(6) Consists of 150,000 shares of common stock and options to purchase 25,000 shares of common stock at an exercise price of $2.50. The shares of common stock are held by Quantum, of which Mr. Mitola is the controlling member. The options to purchase vested on May 1, 2012 and expire on May 1, 2015. Mr. Mitola is a member of our board of directors, our corporate secretary, and the CEO of Plethora Energy, Inc., which is a wholly-owned subsidiary of Eos.

(7) Consists of 10,600 shares of common stock. Mr. Rahim is a member of our board of directors.

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SUMMARY OF THE REMOVAL ACTION & INFORMATION

ON THE CONSENTING SHAREHOLDER

As permitted by the Company’s articles of incorporation and bylaws and pursuant to NRS 78.335 of the General Corporate Laws of Nevada, a vote of a two-thirds majority (greater than 66.66%) of the voting capital stock may remove a director, with or without cause, at any time. The action specified in this Information Statement could either be taken at a special meeting of the shareholders or through written consent from the holders of two-thirds of our issued and outstanding voting securities on the Record Date. The authority of the shareholders to take action by written consent, in lieu of a meeting, is provided by NRS 78.320, which provides that any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by shareholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. Pursuant to NRS 78.335, any director may be removed, with or without cause, by the vote of shareholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

The Company has authorized stock consisting of 300,000,000 shares of common stock and 100,000,000 shares of preferred stock. As of the Record Date of this Information Statement, the Company has 45,409,735 shares of common stock and zero shares of preferred stock issued and outstanding. On July 22, 2013, Nikolas Konstant, our CFO and Chairman of the Board who beneficially owns a total of 32,500,100 shares of our common stock, or approximately 71.57% of our issued and outstanding voting securities, approved the action to remove Gus Rahim as a director. Therefore, no further vote of our shareholders is required to effect the removal of such director. No consideration was paid for the consent.

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Summary of the Action to Remove Director Rahim

The shareholder named above approved the action to remove Gus Rahim as a director of the Company. The removal was approved without cause. Accordingly, the named shareholder believes such action is in the best interests of the Company, but otherwise, did not state any particular reason for their action.

The effect of the removal will be to reduce the number of persons currently serving on the Company’s Board of Directors from five to four. However, following the removal, the remaining members of the Board of Directors have the authority, acting in their sole discretion, to appoint new members to the Board of Directors to fill the vacancies created by the removal of Mr. Rahim until the next directors are elected at the Company’s next annual meeting. The Board of Directors does not have any such plans to appoint new members to the Board of Directors at this time.

THE REMOVAL ACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERIT OF THE REMOVAL ACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

PLEASE NOTE THAT THIS IS NEITHER A REQUEST FOR YOUR VOTE NOR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE REMOVAL ACTION AND ITS EFFECTS AND TO PROVIDE YOU WITH INFORMATION ABOUT THE REMOVAL ACTION.

Questions and Answers About the Removal Action

Q: Why did I receive this Information Statement?

A:	Applicable laws require us to provide you information regarding the removal action even though your vote is neither required nor requested for the removal action to become effective.

Q:	What will I receive when the removal action is effective?

A:	The removal action has already been approved, and you will not receive anything notifying you that the removal action has become effective.

Q:	Why am I not being asked to vote?

A:	The holders of two-thirds of the issued and outstanding shares of common stock have already approved the removal action pursuant to a written consent in lieu of a special meeting. Such approval is sufficient under Nevada law, and no further approval by our shareholders is required.

Q:	What do I need to do now?

A:	Nothing. This Information Statement is purely for your information and does not require or request you to do anything.

Q:	Whom can I contact with questions?

A:	If you have any questions about any action to be taken by the Company, please contact the Company.

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Actions by the Consenting Shareholders

On July 22, 2013, shareholders owning greater than two-thirds of the outstanding shares of common stock of the Company approved the removal action by written consent without a meeting in accordance with Nevada law.

DISSENTERS’ RIGHTS OF APPRAISAL

Shareholders who do not consent to the action described herein are not entitled to dissenters’ or appraisal rights proved by the General Corporation Law of Nevada.

ADDITIONAL INFORMATION

If you have any questions about the actions described above, you may contact the Company at 1999 Avenue of the Stars, Suite 2520, Los Angeles, CA 90067; (310)552-1555. We are subject to the informational requirements of Section 15(d) of the Exchange Act. Accordingly, we file annual, quarterly and other reports and information with the SEC. You may read and copy these reports and other information we file at the SEC’s public reference room at 100 F Street, NE., Washington, D.C. 20549 on official business days from 10:00 am until 3:00 pm. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and the Internet worldwide website maintained by the Securities and Exchange Commission at www.sec.gov. You may also request copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act free of charge as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC by requesting copies of such reports in writing. Such written requests should be directed to our corporate secretary and sent to our executive offices at the address set forth below. Such reports and material will also available free of charge through our website as soon as reasonably practicable after we electronically file such reports and material with the SEC, although please note that our website is not incorporated by reference into this report, is presently under construction and is included as an inactive textual reference only. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Our principle executive office is located at 1999 Avenue of the Stars, Suite 2520, Los Angeles, CA 90067. Our website is www.eos-petro.com, our phone number is (+310) 552-1555 and our email address is: nkonstant@eos-petro.com.

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Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

By Order of the Board of Directors

/s/ Nikolas Konstant
Nikolas Konstant
Chairman of the Board and CFO
Los Angeles, California	Los Angeles, California
August 2, 2013

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